12401 South 450 East	Avenida 16 de Julio No. 1525
Building D-1	Edif. Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 2330033 Oficina
(801) 619-1747 Fax	(591-2) 2332552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

      Golden Eagle Reports 178% Increase in Revenues as
Quarterly Revenues Reach Highest Level Ever

      Balance Sheet Dramatically Improves

        SALT LAKE CITY, UTAH—(BUSINESS WIRE) — November 18, 2003 — Golden Eagle International, Inc. (MYNG, OTCBB) reported today third quarter gross revenues of $631,325 for the period ended September 30, 2003. The 178% increase in revenues came from gold sales at its Bolivian mining operation.

        The Company’s Bolivian operations also posted a 58% third quarter increase in the number of troy ounces of gold produced compared to the previous quarter. Golden Eagle recovered 1,920 troy ounces of gold in the third quarter compared to 1,217 in the second.

        In addition, during the third quarter, Golden Eagle reduced its debenture debt by $3.7 million, or 86%, converting it to 116,855,401 of the Company’s common shares. Besides increasing Golden Eagle’s net equity substantially, the conversion will dramatically improve the Company’s financial results by decreasing monthly expenses by $165,000.

        “We were excited to see our best quarter ever,” stated Tracy A. Madsen, Golden Eagle’s CFO. “With our current mine and plant capacity, improving efficiencies, and projected high-grade targeting through using our TPS mining technique, we expect these numbers to steadily increase through the end of the year and into 2004 as we move toward our near-term goal of profitability.”

        For a complete review of Golden Eagle’s third quarter of 2003, the Company’s quarterly report on Form 10-QSB was filed on Friday, November 14, 2003, and may be reviewed through the Company’s website listed below, or at the SEC EDGAR electronic filing service at www.sec.gov.

        Eagle E-mail Alerts: Over 2,400 investors have signed up to receive Eagle E-mail Alerts recently. If you are interested in receiving these alerts, please e-mail the Company at: eaglealert@geii.com.

Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 74,000 acres in the Tipuani Gold Mining District located in western Bolivia; and continuing exploration and development on 127,500 acres in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com

Forward-Looking Statements and Disclosure of Risk

        The future conduct of Golden Eagle’s business and its response to issues raised by third parties are dependent upon a number of factors, and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated. Certain statements contained in this release using the terms “may,” “expects to,” “projects,” “estimates,” “plans,” “anticipates,” “targets,” “believes,” and other terms denoting future possibilities, are forward-looking statements in accordance with the U.S. Private Securities Litigation Reform Act of 1995. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks that are beyond Golden Eagle’s ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to, the risks described in the above press release; those risks set out in Golden Eagle’s disclosure documents and its annual, quarterly and current reports; and the other risks associated with start-up mineral exploration operations with insufficient liquidity, negative working capital, and no historical profitability. Golden Eagle disclaims any obligation to update any forward-looking statement made herein.

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